Exhibit 10.17
SETTLEMENT AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS
This Settlement Agreement and General Release of All Claims (“Agreement”) is made and entered into as of March 20, 2008, by and between Michael Ybarra Lucero (“Employee”), on the one hand, and Fluidigm Corporation (“Employer”), on the other hand, for the purpose of settling any and all claims between them, as more specifically described below, including any and all claims arising from or in any way related to the Employee’s employment by and cessation of employment with the Employer, except as noted below.
In consideration of the mutual promises and covenants contained herein, and in consideration of other good and valuable consideration, the adequacy of which is hereby acknowledged, the Employee and the Employer (hereinafter sometimes referred to individually as a “Party” or collectively as the “Parties”), and each of them, covenant and agree as follows:
1.	Claims Pending and Agreement to Not Pursue Claims.
     (a) The Employee represents that the Employee does not have pending against the Employer; against any of the Employer’s parents, subsidiaries, affiliates, stock option plan, 401(k) or other retirement plans, directors, owners, shareholders, employees, members of the Employer’s Board of Directors, attorneys, agents, owners, insurers and/or representatives; or against any of their predecessors, successors and assigns, and each of them (collectively the “Releasees”), any lawsuit, grievance, charge, claim, complaint, action, demand and/or petition, including any workers’ compensation claim, in or with any federal, state or local court or administrative agency. The Employer represents that the Employer does not have pending any lawsuit, charge, claim, complaint, action, demand and/or petition against the Employee.
     (b) The Employee and Releasees, and each of them, wish to resolve any and all existing and/or potential lawsuits, grievances, charges, claims, complaints, actions, demands, petitions and/or disputes between them, including any and all claims through March 14, 2008, (the “Date of Cessation of Employment”), arising from and/or in any way related to the Employee’s employment by and cessation of employment with the Employer (the “Released Claims”), except as noted herein.
     (c) The Employee agrees that the Employee shall not file or cause to be filed and shall not prosecute in any manner any lawsuits, grievances, charges, claims, complaints, actions, demands, petitions and/or disputes, against Releasees, or any of them, at any time hereinafter, with respect to any of the Released Claims; and that if any agency or court assumes jurisdiction of any such lawsuit, grievance, charge, claim, complaint, action, demand, petition and/or dispute against Releasees, or any of them, the Employee shall request that such agency or court dismiss such matter with prejudice, or if applicable, the Employee shall opt out of any actual or purported class action, and agrees that, in any event, the Employee shall not accept any remedy obtained through the efforts of any such agency or court.
Fluidigm Corporation
7100 Shoreline Court, South San Francisco, California 94080 tel: 650.266.6000 fax: 650.871.7152 www.fluidigm.com

2.	Cessation of Employment, Return of Records and Continuing Obligation Regarding Confidential and/or Proprietary Information.
     (a) Effective the Date of Cessation of Employment, the Employee’s at-will employment with the Employer ceased and all benefit coverage also ceased. The Employee acknowledges and agrees that, after the Date of Cessation of Employment, the Employee shall not have any authority to represent or bind the Employer and shall not act or convey the impression that Employee is acting on behalf of the Employer.
     (b) The Employee represents that, no later than the Date of Cessation of Employment, the Employee returned any and all property of the Employer, including, but not limited to, office keys, computer hardware and related accessories, software and the original and all copies (including electronic versions) of all files, including research, strategic, operational, technical, financial and confidential files, of the Employer and/or of its former, current and/or potential customers, suppliers, vendors, other independent contractors and/or others doing business with the Employer. The Employee agrees that the Employee remains bound by the obligation of the Employee to not reveal, use or disclose any research, strategic, operational, technical, financial and/or other confidential or proprietary information or trade secrets of the Employer, and/or of its former, current and/or potential customers, suppliers, vendors, other independent contractors and/or others doing business with the Employer. The Employee further covenants and agrees that the Employee will keep confidential any and all customer or client lists of the Employer, mailings and other business information that the Employee has acquired about the Employer and shall not disclose or reveal any of such information to any person or entity until, if ever, such information is published and becomes public knowledge (other than through acts by or on behalf of the Employee), or as required by legal process in a formal legal proceeding. The Parties further agree that despite the provisions of Paragraph 17 below, only injunctive relief can adequately remedy a violation of this Paragraph, that the Employer shall be entitled to injunctive relief to prevent any such violation, and, if successful in pursuing such an action, that the Employer shall be entitled to recover from the Employee its reasonable attorneys fees and costs.
     (c) During the period of March 15 to July 15, 2008, the Employee shall be available to the Employer on an “as needed” basis, up to a maximum of five (5) hours per calendar month, shall at all times comply with any applicable policies and procedures of the Employer, shall comply fully with Paragraph 9(b) below, and shall conduct himself in a “professional’ manner with respect to the Employer and the Releasees.
3.	Transition Funds and Tax Liability.
     (a) No later than the Date of Cessation of Employment, the Employer provided to the Employee a check, minus applicable taxes and deductions, for all accrued, but unused vacation and for all unpaid wages for the period up through and including the Date of Cessation of Employment.
     (b) Assuming no revocation of this Agreement by the Employee, pursuant to Paragraphs 6 and 7 below, and assuming compliance by the Employee with Paragraphs 2(b), 2(c) and 9(d), then the Employer (i) shall pay the Employee, through July 15, 2008, on Fluidigm’s
Fluidigm Corporation
7000 Shoreline Court, Suite 100, South San Francisco, California 94080 tel: 650.266.6000 fax: 650.871.7152 www.fluidigm.com normal pay days, a sum, minus applicable taxes and deductions, equal to what the Employee would have received on that pay day based on an annual salary of Two Hundred Sixty-Five Thousand Dollars ($265,000.00); and (ii) shall reimburse the Employee, based on submitted receipts, for the Employee’s COBRA costs, for the months of April, May, June and July, 2008, in an amount no greater than the amount the Employer contributed on behalf of the Employee for February, 2008 (collectively the “Transition Funds”); provided, however, that the obligation of the Employer to pay the Employee any of the Transition Funds, as set forth in this Paragraph 3(b)(i) and (ii), shall immediately cease prior to July 15, 2008 upon the Employee accepting any employment (self-employment, or as an employee) and further provided that the Employee is obligated to notify Annie Butler, Sr. Manager, Human Resources & Administration or person with equivalent title, in writing, within two (2) business days of accepting any such employment. Employee agrees that if he provides consulting services under section 2(c), five thousand dollars ($5,000) of the separation payment shall be considered compensation for any services provided. In addition to the Transition Funds, as additional consideration for the execution of this Agreement by Employee, the Employer shall pay Employee an amount equal to $90,000 (after all applicable withholding) (the “Special Bonus”) within 10 days of the effective date of this Agreement. Employee is expected, but not required, to use the Special Bonus to exercise Employee’s existing option to purchase 300,000 shares of Employer’s Common Stock at $0.30 per share pursuant to option grant number 99-98.
     (c) It is the intent of the Parties that the Transition Funds are not a “deferral of compensation” and are exempt from adverse taxation under Section 409A of the Internal Revenue Code pursuant to the exception from Section 409A provided under Treasury Regulations Sections 1.409A-l(b) (4) and 1.409A-l(b) (9) (iii) and (v). Notwithstanding the foregoing, and notwithstanding the Employer’s withholding of applicable taxes as provided in Paragraph 3(a) and (b) above, the Employee agrees that, if it is determined that additional federal, state and/or local taxes are required to be levied against the Employee by any applicable local, state and/or federal taxing authority with respect to any or all of the sums described above in Paragraph 3(a) and/or the Transition Funds described above in Paragraphs 3(b), including penalties, interest and assessments thereon, the Employee agrees to be solely responsible for the taxes, penalties, interest and assessments and hereby agrees to release and indemnify Releasees, and each of them, from any and all claims by the Employee and by any local, state or federal governmental agency for any unpaid taxes, penalties, interest and assessments thereon.
     (d) The Employee agrees that, upon payment of the funds set forth in Paragraph 3(a), the Employee will have received all wages, vacation, bonus and other benefits owed to the Employee by Releasees, or any of them. The Employee further agrees that the funds, as set forth above in Paragraph 3(b), constitute the entire financial consideration provided to the Employee under this Agreement and the Employee shall not seek any further compensation and/or consideration from Releasees, or any of them, and/or from any other person and/or entity, for any other claimed damages, costs or attorneys’ fees with respect to the Released Claims.
4.	No Admission of Liability.
This Agreement affects the settlement of claims, charges and disputes, all of which are denied and contested. Nothing contained in this Agreement or by compliance with this Agreement shall be construed as an admission in any manner by the Employee Parties (as defined below) or by
Fluidigm Corporation
7000 Shoreline Court, Suite 100, South San Francisco, California 94080 tel: 650.266.6000 fax: 650.871.7152 www.fluidigm.com any of the Releasees of any liability whatsoever. The Releasees and the Employee Parties specifically deny any wrongdoing or liability for any alleged violation of the rights of the other or for any alleged violation of any order, law, statute, duty, contract, or public policy. Releasees and the Employee Parties continue to contest every claim, complaint, charge, grievance, action, petition and dispute resolved in this Agreement.
5.	Release of Claims.
The Employee, individually and on behalf of the Employee’s predecessors, successors, assigns, heirs, estates, executors, administrators, agents, representatives and attorneys (collectively, the “Employee Parties”), and each of them, voluntarily, irrevocably and unconditionally releases, acquits and forever discharges Releasees, and each of them, from any and all charges, complaints, claims, promises, agreements, controversies, suits, demands, costs, losses, debts, actions, causes of action, damages, judgments, obligations, liabilities, and expenses of whatever kind and character, known or unknown, suspected or unsuspected, including any claims for attorneys’ fees and costs, which the Employee now has, owns, holds or claims to have, own or hold, or may have owned or held against any of the Releasees regarding events that have occurred through the Date of Execution in connection with or related to the Employee’s employment by or with cessation of employment with the Employer, including, without limitation, any and all claims under the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, Title VII of the Civil Rights Act of 1964, Sections 503 and 504 of the Rehabilitation Act of 1973, the California Labor Code, the California Government Code, any other applicable federal, state and/or local statute, ordinance, regulation and/or the common law, and/or any amendments to any of these federal, state and/or local statutes, ordinances and/or regulations (the “Released Claims”). The Employee hereby waives any right to assert a claim for any relief available under these acts, statutes and/or regulations (including, but not limited to, back pay, attorneys’ fees, damages, lost benefits, reinstatement and/or other injunctive relief) the Employee may otherwise recover based upon any alleged violation(s) of these acts and/or statutes for causes of action that arose up to the Date of Execution of this Agreement. The Employee understands and agrees that, notwithstanding any provisions and covenants in this Agreement, specifically in Paragraphs 5(a) and 5(b), nothing in this Agreement is intended to constitute an unlawful release and/or waiver of any of the Employee’s ability and/or right to (i) provide truthful testimony if under subpoena to do so and/or (ii) participate in an investigation and/or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), the California Fair Employment and Housing Commission (“FEHC”) and/or any other governmental agency. The Employer acknowledges that it has an ongoing obligation to comply with California Labor Code Section 2802, and the Parties acknowledge that the Employee is not releasing the Employee’s right to indemnification by the Releasees pursuant to any indemnification insurance maintained by the Employer or pursuant to applicable law. The Employee further asserts and represents that the Employee is not aware of any facts giving rise to a basis for the Employee to file, and the Employee has no plans to file, a workers’ compensation claim against the Employer and/or any of its subsidiaries and/or affiliates and is not aware of any pending claim and/or action that would require the Employer to defend and/or indemnify the Employee pursuant to California Labor Code Section 2802.
Fluidigm Corporation
7000 Shoreline Court, Suite 100, South San Francisco, California 94080 tel: 650.266.6000 fax: 650.871.7152 www.fluidigm.com

6.	Acknowledgment of Waiver of Claims under ADEA
     (a) The Employee specifically understands and acknowledges that the Age Discrimination in Employment Act of 1967, as amended, (“ADEA”), provides the Employee the right to bring a claim against the Employer if the Employee believes that the Employee has been discriminated against on the basis of age. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreements. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.
     (b) This Agreement was delivered to the Employee on March 20, 2008. The Employee agrees to deliver or cause to be delivered any such revocation in writing to: Annie Butler, Fluidigm Corporation, 7000 Shoreline Court, Suite 100, So. San Francisco, CA 94080, within seven (7) calendar days of the Employee’s execution of this Agreement. The Employee further understands and agrees that any such revocation of this Agreement by the Employee shall render this Agreement (including the release of the Releasees’ Claims in Section 5(b)) wholly null and void, except as set forth below in Paragraph Seven.
7.	Effect of Revocation.
If the Employee exercises the Employee’s right to revoke this Agreement, pursuant to Paragraph 6 above, the Employee shall be deemed, effective as of the Date of Cessation of Employment, to have been terminated and the Employee shall not be entitled to any of the Transition Funds described above in Paragraph 3(b) and to the benefits set forth below in Paragraphs 9 (a), (b) and (c), and each of them.
8.	Section 1542 Waiver.
With respect to any alleged claim of the Employee arising under any California statutory provision, the Employee agrees that all of the Employee’s rights under Section 1542 of the Civil Code of the State of California which are related or in any manner incidental to the matters encompassed by this Agreement are hereby waived. Section 1542 provides as follows:
Fluidigm Corporation
7000 Shoreline Court, Suite 100, South San Francisco, California 94080 tel: 650.266.6000 fax: 650.871.7152 www.fluidigm.com

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
9.	Public Statement.
The Employer and the Employee agree that:
     (a) if asked about the outcome, resolution and/or status regarding the Employee’s relationship with the Employer, the response of the Employee shall be to explain that, effective as of the Date of Cessation of Employment, the Employee left the employ of the Employer to pursue other professional and personal interests;
     (b) absent a subpoena/court order, a written release executed by the Employee and/or a request by a governmental agency, the Employer shall provide any prospective employer of the Employee with confirmation of the Employee’s dates of employment, the Employee’s last position held with the Employer and the fact of the cessation of employment as described above in Paragraph 9(a);
     (c) if the Employee ever requires employment references from the Employer for any prospective employer(s), the Employee shall refer the prospective employer(s) only to Annie Butler, Sr. Manager, Human Resources & Administration or person with equivalent title and to no one else and Annie Butler or person with equivalent title shall provide the information set forth above in Paragraph 9(b); and
     (d) the Parties agrees that neither shall, orally or in writing, publicly or privately, post, publish, make or express any comment, view or opinion which criticizes, is adverse to, brings into disrepute in the eyes of the public, defames, derogates or disparages the other, nor shall the Party authorize any agent or representative to make or express any such comment, view or opinion. It is further agreed that providing any of the information as set forth in this Paragraph Nine, and testifying truthfully in a court of law or duly authorized arbitral forum, shall not be a violation of Paragraph 9(d). Employee agrees that the Company’s obligations under this provision shall only extend to executives and members of the Board and only for so long as such individuals remain in service to the Company.
10.	Confidentiality.
     (a) The Employee agrees that the Employee shall keep all of the facts and terms of the settlement and the terms and conditions of the Transition Funds provided under this Agreement completely confidential and shall not disclose or allow the disclosure to any person or entity, unless expressly required by law to do so and except as to the Employee’s spouse or registered domestic partner, if any) and persons assisting in legal, tax and financial preparation, provided, however, that any such person or entity shall first agree in writing to be bound by the
Fluidigm Corporation
7000 Shoreline Court, Suite 100, South San Francisco, California 94080 tel: 650.266.6000 fax: 650.871.7152 www.fluidigm.com confidentiality terms as set forth in this Paragraph 10; that the Employee shall respond to any inquiry about the Employee’s relationship with the Employer or the cessation of the Employee’s employment with the Employer in accordance with the terms of Paragraphs 9(a) and 9(b) and 9(c) above.
     (b) The Parties agree that a breach by the Employee of any of the provisions as set forth above in Paragraphs 9 and/or 10(a) would be a material breach of this Agreement. The Parties further agree that if any of these provisions are breached by the Employee, or any of the persons or entities to whom the Employee is authorized to disclose the terms of this Agreement, the Employee shall be obligated to return to the Employer all of the Transition Funds received by the Employee from the Employer pursuant to Paragraph 3(b) above and the Employee shall also be liable to any Releasee for any actual damages it suffers as a result of any such breach. The Employee further acknowledges and agrees that in the event of any threatened and/or actual breach as provided in this Section 10(a), the Employer shall be entitled to directly seek injunctive relief in any court of competent jurisdiction with respect to any threatened or actual breach of these provisions. The Parties further agree that this Agreement is fully admissible and enforceable in any judicial or arbitration proceedings.
11.	Legal Counsel.
Each Party expressly warrants and agrees that the Party has had the opportunity to be represented by counsel and that each has been supplied with, has read and has had an opportunity, if the Party so desired, to discuss the terms of this Agreement with the Party’s own legal counsel. Each Party further warrants and agrees that the Party fully understands the contents and effect of this document, approves and voluntarily accepts the terms and provisions of the Agreement with full knowledge of their significance, agrees to be bound by the Agreement and signs with the express intention of effecting the extinguishment of any and all claims.
12.	Entire Agreement.
This Agreement incorporates the entire understanding between the Parties and recites the whole consideration for the promises exchanged herein. It fully supersedes any and all prior agreements or understandings, written or oral, between the Parties hereto pertaining to the subject matter hereof with the exception of the Employment, Confidential Information and Invention Assignment Agreement and the 1999 Stock Option Plan, Stock Option Agreement. The terms of this Agreement are contractual and not mere recitals.
13.	Severability.
Should any term, clause or provision of this Agreement be determined by any final decision of any Court to be wholly or partially illegal or invalid, the validity of the remaining terms, clauses, and provisions shall not be affected thereby, and said illegal or invalid term, clause or provision shall be deemed not to be part of this Agreement.
Fluidigm Corporation
7000 Shoreline Court, Suite 100, South San Francisco, California 94080 tel: 650.266.6000 fax: 650.871.7152 www.fluidigm.com

14.	Choice of Law.
This Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced, construed and governed under the laws of the State of California. Any court proceeding arising from this Agreement shall be filed in the County of San Mateo, State of California, except that the Parties agree that this Agreement may be pleaded as a full, final and complete defense to, and may be used as the basis for, an injunction against, any action, suit or other proceeding which may be instituted, prosecuted or maintained in any court in breach of this Agreement.
15.	Modification.
This Agreement may not be amended or modified in any respect whatsoever except by a writing duly executed by the Parties, and the Parties agree that they shall make no claim(s) at any time that this Agreement has been orally amended or modified.
16.	Reliance.
The Parties to this Agreement represent and acknowledge that in executing this Agreement, the Parties, and each of them, do not rely and have not relied upon any representation or statement made by any other Party to this Agreement with regard to the subject matter, basis or fact of this Agreement, other than the terms of this Agreement.
17.	Arbitration.
In the event of any dispute between the Parties arising out of, relating to or in connection with any of the provisions of this Agreement, any documents executed and delivered pursuant to this Agreement, or compliance with this Agreement, the Parties hereby agree that any such dispute(s) shall be submitted to final and binding arbitration in the San Francisco Bay Area, California before an Arbitrator chosen mutually by the Parties or, absent such agreed choice within two (2) calendar weeks, from a list provided by the American Arbitration Association and under the California Employment Dispute Resolution Rules of the American Arbitration Association. The Arbitrator chosen shall be bound by the express terms of this Agreement except as necessary to comply with the requirements of applicable case law, such as Armendariz v. Employer Health Psychare Services, Inc. (2000) 24 Cal.4th 83 and Nyulassy v. Lockheed Martin Corporation (2004) 04 C.D.O.S. 6770; and shall hear and determine all disputes as presented to him or her as expeditiously and economically as possible. Any award of the Arbitrator shall be final and binding and may be confirmed as a final judgment in any Court of competent jurisdiction in California. To the extent consistent with applicable statutory and case law, the prevailing Party in any action, proceeding or arbitration shall be entitled to recover not only the amount of any damages, judgment, award or settlement in favor of said Party, if any, but also such other damages, costs and expenses as may be actually incurred by said Party, including Court costs, reasonable attorneys’ fees, or expert witness or consultant fees incurred in connection with such action, proceeding or arbitration.
Fluidigm Corporation
7000 Shoreline Court, Suite 100, South San Francisco, California 94080 tel: 650.266.6000 fax: 650.871.7152 www.fluidigm.com

18.	Authority to Execute.
Each individual signing this Agreement, whether signed individually or on behalf of any person or entity, warrants and represents that the individual has full authority to so execute this Agreement on behalf of the Party on whose behalf he or she signs. Each of the Parties separately acknowledges and represents that this representation and warranty is accurate and is an essential and material provision of this Agreement and shall survive the execution of this Agreement.
19.	Voluntariness and Construction as a Whole.
The Employee acknowledges and agrees that the Employee is entering into this Agreement knowingly and voluntarily, that this Agreement is written in a manner understood by the Employee and that the Employee has been informed that the Employee may want to consider having this Agreement translated by an interpreter. The Employee further acknowledges and agrees that the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. The language of all parts of this Agreement shall be construed as a whole, according to fair meaning and not strictly for or against any Party, no matter which Party drafted the clause, term or provision. The Parties agree that the drafting and negotiating of this Agreement has been participated in by each of the Parties and their counsel, and for all purposes this Agreement shall be deemed to have been created by all Parties.
20.	Facsimile and Execution in Parts.
The Parties agree that facsimile signatures are deemed to be originals and that this Agreement may be executed in counterparts each of which shall be deemed an original.
21.	Failure to Enforce.
A failure by any Party to enforce at any time, or over a period of time, any provision of this Agreement shall not be construed to be a waiver of such provision or of the right to enforce such provision or any other provision in this Agreement.
22.	Headings.
The headings in this Agreement are descriptive only.
23.	Non-Assignability.
The Employee represents and warrants that the Employee has not heretofore assigned, transferred, conveyed, hypothecated, encumbered or purported to assign, transfer, convey, hypothecate or encumber to or in favor of any person or entity any claim or any portion thereof or interest herein released.
Fluidigm Corporation
7000 Shoreline Court, Suite 100, South San Francisco, California 94080 tel: 650.266.6000 fax: 650.871.7152 www.fluidigm.com

24.	Date of Execution.
The date of the Employee’s signature on this Agreement shall be known as the “Date of Execution” of this Agreement.
PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF CLAIMS KNOWN AND UNKNOWN.
Agreement on the date set forth below.

Dated: March 22, 2008	By	/s/ Michael Ybarra Lucero

Michael Ybarra Lucero

FLUIDIGM CORPORATION

Dated: March 20, 2008	By	/s/ Gajus Worthington

Gajus Worthington, President & CEO
Fluidigm Corporation
7000 Shoreline Court, Suite 100, South San Francisco, California 94080 tel: 650.266.6000 fax: 650.871.7152 www.fluidigm.com